Exhibit 99.(a)(1)(K)

Discounted Stock Options, Section 409A & Adobe’s Tender Offer Jason E. Russell Deloitte Tax LLP January 9, 2007 Audit Tax Consulting Financial Advisory

Meeting Objectives Explain the tax law change affecting certain stock options What Adobe is doing for the affected options Your choices & participation requirements Copyright © 2006 Deloitte Development LLC. All rights reserved. 1

Why are we here today? Adobe determined some of your unexercised stock options may be negatively impacted by a recent Internal Revenue Code change. Adobe has a solution that may avoid or minimize certain adverse personal tax consequences that requires your participation and permission to implement. You are not required to participate, but you may have adverse income tax consequences if you do not for which you will be solely responsible. Copyright © 2006 Deloitte Development LLC. All rights reserved. 2

Adobe’s Solution: Tender Offer What is the solution? Amend option to increase option price, AND Provide cash payment in respect of the increase in exercise price Only the options impacted by §409A are eligible for the “cure” will be eligible to participate in the tender offer. “Tender Offer” = Adobe’s solution. Your consent to the offer permits Adobe to implement the solution for you. Copyright © 2006 Deloitte Development LLC. All rights reserved. 3

What is the Tax Code change? Copyright © 2006 Deloitte Development LLC. All rights reserved. 4

Option taxation prior to §409A Nonqualified Stock options (discounted or not) were taxed as follows: No tax event at either grant or vesting Income tax at exercise Option grant price = $43 Stock price at vesting = $45 Employee exercises when stock price = $50 Income tax at exercise on the gain ($50-$43) Copyright © 2006 Deloitte Development LLC. All rights reserved. 5

Which options are affected? Options that were or may have been granted at a price below stock’s fair market value (FMV) on grant date (“Discount Options”), AND Only options that vest AFTER 12/31/04 Portions of grants issued prior to §409A’s enactment could be impacted by 409A if they vested on 1/1/05 and later Options vesting prior to 1/1/05 are “grandfathered” and not subject to §409A Copyright © 2006 Deloitte Development LLC. All rights reserved. 6

How did I get discounted options? A special committee of Adobe’s Board of Directors identified a few occasions when Adobe used incorrect grant measurement dates for accounting purposes When the FMV on the revised measurement date was higher than the FMV on the original grant date the options are deemed discounted for accounting purposes Copyright © 2006 Deloitte Development LLC. All rights reserved. 7

Example: Option granted on May 19, 2004 – 9,600 shares (no exercises to-date) Option price = $43, but fair market value at accounting measurement date = $44 Vesting: 2,400 options vest on May 19, 2005 1,400 options vest monthly during 2005 2,400 options vest monthly during 2006 2,400 options vest monthly during 2007 1,000 options vest monthly during 2008 CONCLUSION: All options in this grant may be subject to §409A because it has been determined that they may have been granted at less than fair market value on the date of grant, vest after 1/1/05, and because none have been exercised to date. Copyright © 2006 Deloitte Development LLC. All rights reserved. 8

Example 2: Option granted on Nov 12, 2002 – 9,600 shares (no exercises to-date) Option price = $26, but fair market value at accounting measurement date = $28 Vesting: 2,400 options vest on Nov 12, 2003 200 options vest monthly during 2003 2,400 options vest monthly during 2004 2,400 options vest monthly during 2005 2,200 options vest monthly during 2006 CONCLUSION: 4,600 options in this grant may be subject to §409A because it has been determined that they may have been granted at less than fair market value on the date of grant, vest after 1/1/05, and because none have been exercised to date. Copyright © 2006 Deloitte Development LLC. All rights reserved. 9

Example: (continued) As of 1/1/2007 Adobe stock price = $40 §409A Estimated Impact W-2 Income Inclusion: $64,400 (4,600 options x $14 ($40 FMV - $26 Option Price)) Fed Ordinary Income $22,540 (35%) CA Ordinary Income $ 5,989 (9.3%) Normal Stock Gain Rate $28,529 44.3% Penalty Tax $12,880 (20%) Penalty Interest $ 5,796 (9%) Tax Rate w/§409A $47,205 73.3% This will occur each year until exercise or expiration of the option. The tax rate described above may be higher than the percentage indicated if state tax laws similar to 409A are applied to the taxable income amount Copyright © 2006 Deloitte Development LLC. All rights reserved. 10

What is the solution? Copyright © 2006 Deloitte Development LLC. All rights reserved. 11

Adobe’s Solution: Tender Offer Amend option to increase option price, AND Provide cash payment in respect of the increase in exercise price Only the Eligible Portion of the grant may be amended through the tender offer: Vested after 12/31/2004 Unexercised at the time the Tender Offer closes Copyright © 2006 Deloitte Development LLC. All rights reserved. 12

Adobe’s Solution: Tender Offer (1) Amend unexercised options to increase the option price New option price will equal the fair market value at the accounting measurement date. All other terms will remain the same (including the number of shares, vesting schedule and expiration date). AND (2) Cash payment Equal to the difference between the original exercise price and the corrected exercise price multiplied by the number of shares subject to the Tender Offer. Cash payment made in the first payroll cycle in January 2008. Copyright © 2006 Deloitte Development LLC. All rights reserved. 13

Example Option granted on Nov 12, 2002: 9,600 shares at $26; fair market value at grant date is $28 Vesting: 2,400 options vest on Nov 12, 2003 200 options vest monthly during 2003 2,400 options vest monthly during 2004 2,400 options vest monthly during 2005 2,200 options vest monthly during 2006 Option Amendment: 4,600 options vesting after 1/1/05 - amended price = $28 No change to expiration date or vesting None of the 4,600 eligible options have been exercised Cash Payment: Employee receives cash payment of $9,200 = 4,600 options x ($28- $26), (less applicable tax withholding), paid January 2008 Copyright © 2006 Deloitte Development LLC. All rights reserved. 14

Eligibility for the Tender Offer Must be an employee as of 2/1/07 Covered options: May have been granted at a discount Vest after 1/1/05 Unexercised and Unexpired at 1/4/07 and at 2/1/07 The entire Eligible Portion which is eligible for tender must be tendered for amendment Copyright © 2006 Deloitte Development LLC. All rights reserved. 15

What if I do nothing? Copyright © 2006 Deloitte Development LLC. All rights reserved. 16

What if I do nothing? Tax Impact: Potential federal income taxation prior to exercise 20% additional federal excise tax Potential federal interest and penalties Potential parallel state income tax, interest and penalties Will occur each year until exercise or expiration of the discounted options. This solution is a one-time offer to prevent future adverse tax consequences. Copyright © 2006 Deloitte Development LLC. All rights reserved. 17

How do I participate? Copyright © 2006 Deloitte Development LLC. All rights reserved. 18

Tender Offer Timeline Tender Offer Begins: January 4, 2007 Tender Offer Expires: February 1, 2007 All elections MUST be received by 11:59 PM (Pacific Time) on February 1, 2007 Late submissions will not be accepted Only way to submit election: Submit your election form (emailed to you) Confirmation will be issued to you 3 business days after receipt Participation is voluntary, but everyone who receives an email must submit an Election Form Copyright © 2006 Deloitte Development LLC. All rights reserved. 19

Tender Offer Documents & Personalized Election Form You have received an email that includes: A copy of the tender offer memorandum (includes FAQs) You have also received an email that includes Your Personalized Election Form Copyright © 2006 Deloitte Development LLC. All rights reserved. 20

What if I still have questions? Questions on this presentation should be directed to Deloitte at Adobe409A@deloitte.com. Questions on your personalized Election Form should be directed to equity@adobe.com. Copyright © 2006 Deloitte Development LLC. All rights reserved. 21

Tax Advice Taxation of stock option transactions can be very complicated. Adobe policy prohibits any employees from providing personal income tax advice to any other employee. This presentation is general and you should consult with your personal tax advisor for advice relevant to your specific situation. Copyright © 2006 Deloitte Development LLC. All rights reserved. 22

Important Information THIS PRESENTATION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO PURCHASE OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. THE SOLICITATION AND THE OFFER TO AMEND ARE MADE ONLY PURSUANT TO AN OFFER TO AMEND AND RELATED MATERIALS THAT ADOBE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) ON January 4, 2007 AS PART OF AN OFFERING MEMORANDUM. OPTION HOLDERS WHO ARE ELIGIBLE TO PARTICIPATE IN THE TENDER OFFER SHOULD READ THE OFFERING MEMORANDUM AND THE RELATED MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER.  OPTION HOLDERS MAY OBTAIN A COPY OF THE OFFERING MEMORANDUM AND THE RELATED MATERIALS FREE OF CHARGE FROM THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM ADOBE.  Copyright © 2006 Deloitte Development LLC. All rights reserved. 23

Circular 230 Disclaimer Notice Any tax advice included in this presentation was not intended or written to be used, and it cannot be used by the taxpayer, for the purpose of avoiding any penalties that may be imposed by any governmental taxing authority or agency; This tax advice was written to support the promotion of the matter addressed by the presentation; and The taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor. Copyright © 2006 Deloitte Development LLC. All rights reserved. 24

[LOGO] Member of Deloitte Touche Tohmatsu Copyright © 2006 Deloitte Development LLC. All rights reserved. 25